Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS ALL-TIME RECORD QUARTERLY
NET INCOME OF $600 MILLION OR $1.09 PER DILUTED SHARE

Riverwoods, IL, June 23, 2011 – Discover Financial Services (NYSE: DFS) today reported net income of $600 million for the second quarter of 2011, as compared to $258 million for the second quarter of 2010.

Second Quarter Highlights

●	Discover card sales volume showed strong year-over-year growth of 9% with $25 billion in volume in the quarter.

●	Total loans increased 5% from the prior year to $52.5 billion, while credit card loans declined 1%. Credit card loan balances grew $644 million, or 1% from the prior quarter.

●	The delinquency rate for credit card loans over 30 days past due reached a 25-year record low of 2.79% and the credit card net charge-off rate declined to 5.01%.

●
Payment Services continued to produce strong results with pretax income of $43 million, up 19% from the prior year. Transaction volume for the segment was $46 billion in the quarter, an increase of 24% from the prior year.

"Our all-time record results this quarter reflect the effectiveness of the Discover business model," said David Nelms, chairman and chief executive officer of Discover.  "Sustained improvements in credit performance have driven substantial releases of credit loss reserves, a portion of which has been reinvested for growth.  The benefits of these investments can be seen in both our Direct Banking and Payment Services results this quarter.  Our capital levels have also benefited from this outstanding performance, leading us to our recent announcement of a $1 billion share repurchase program.  While the U.S. economy has yet to show significant strengthening, we are confident that we can continue to achieve profitable growth in all of our lending businesses, complemented by the contribution from our payments activities."

Segment Results:

Direct Banking

Direct Banking pretax income of $883 million in the second quarter of 2011 was a $497 million improvement from the second quarter of 2010.  Pretax income included $25 million related to The Student Loan Corporation.

Total loans ended the quarter at $52.5 billion, up 5% compared to the prior year, reflecting a $3.7 billion increase in private student loans and a $640 million increase in personal loans, partially offset by a $367 million decline in credit card loans.  The increase in student loans includes the acquisition of $3.1 billion in private student loans in the first quarter of 2011.  Credit card loans grew $644 million, or 1%, from the prior quarter, ending the quarter at $45.0 billion.  Discover personal loans increased $193 million, or 10%, from the prior quarter as the company continues to diversify its loan portfolio.

Net interest margin was 9.15%, relatively unchanged from the prior year and down 7 basis points from the first quarter of 2011.  Credit card yield decreased 36 basis points from the prior year and 8 basis points from the prior quarter.  The decline in yield reflects the impacts of the CARD Act and an increase in promotional rate balances, partially offset by lower interest charge-offs.  Interest expense as a percent of loans decreased 31 basis points from the prior year and 10 basis points from the prior quarter as the company continued to take advantage of available low rate funding.

Net interest income increased $46 million from the prior year, primarily driven by an increase in loan balances related to the student loan acquisition and lower funding related costs. This was partially offset by a decrease in interest income on credit cards reflecting the lower yield.

The delinquency rate for credit card loans over 30 days past due reached an all-time low of 2.79%, an improvement of 206 basis points from the prior year, and 80 basis points from the prior quarter.  The credit card net charge-off rate decreased to 5.01% for the second quarter of 2011, down 355 basis points from the prior year and 95 basis points from the prior quarter.

Provision for loan losses of $176 million decreased $548 million, or 76%, from the prior year, driven by lower charge-offs and a reduction in the allowance for loan losses.  Principal charge-offs decreased $424 million from the prior year. Improvement in the outlook for credit performance resulted in a reserve release of $401 million in the second quarter of 2011 versus a release of $277 million in the second quarter of 2010.

Other income increased $22 million, or 5%, from the prior year. The second quarter of 2010 included a reduction in income related to overlimit fee charge-offs.  The second quarter of 2011 included transition services revenue related to The Student Loan Corporation and an increase in the value of the federal student loans held for sale.

Expenses were up $119 million, or 25%, from the prior year, reflecting higher investments in marketing and advertising, higher compensation expense, higher costs related to recovering charged-off accounts, increased fraud costs and expenses related to The Student Loan Corporation.  The second quarter of 2011 also included reserves for various pending litigation.

Payment Services

Payment Services pretax income of $43 million in the quarter was up $7 million, or 19%, from the prior year driven principally by a $9 million increase in revenues partially offset by a $2 million increase in expenses.  The increase in revenue was driven by an increase in transactions on the PULSE network and higher margins.

Payment Services dollar volume was a record $45.9 billion for the second quarter, up 24% from the prior year, driven by higher PULSE, Diners Club International and third-party issuer volume.  The number of transactions on the PULSE network increased 25%.

Effective Tax Rate

The company's effective tax rate was 35.2% for the second quarter of 2011 compared to 38.9% in the second quarter of 2010. The second quarter of 2011 included a tax benefit due to the reversal of a tax valuation allowance related to a previous realized capital loss.

Share Repurchase Program

On June 15, 2011, the company announced that its Board of Directors has approved a share repurchase program, authorizing the company to purchase up to $1 billion of its common stock.  The program expires on June 14, 2013, and may be terminated at any time. The company expects to make share repurchases under the program from time to time based on market conditions and other factors, subject to legal and regulatory restrictions.

Proposed Acquisition of Mortgage Origination Business

On May 12, 2011, the company announced it had reached a definitive agreement to acquire substantially all of the operating and related assets of Home Loan Center, a subsidiary of Tree.com, Inc., for approximately $55.9 million, which will add a residential mortgage component to Discover's direct-to-consumer banking business.  The company intends to originate eligible consumer mortgages to sell in secondary markets on a servicing-released basis. The acquisition is subject to closing conditions, including the approvals of regulators and Tree.com, Inc. stockholders, and is expected to close by the end of 2011.

Conference Call and Webcast Information

The company will host a conference call to discuss its second quarter results on Thursday, June 23, 2011, at 10:00 a.m. Central time.  Interested parties can listen to the conference call via a live audio webcast at http://investorrelations.discoverfinancial.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover card, America's cash rewards pioneer, and offers personal and student loans, online savings accounts, certificates of deposit and money market accounts through its Discover Bank subsidiary. Its payment businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

Contacts:

Investors:
Craig Streem, 224-405-3575
craigstreem@discover.com

Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC’s website (http://www.sec.gov) and the company’s website (http://investorrelations.discoverfinancial.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment and the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation and regulatory and legal actions, including new laws and rules related to financial regulatory reform, new laws and rules limiting or modifying certain credit card practices, new laws and rules affecting securitizations, funding and liquidity, and bank holding company regulations and supervisory guidance; the actions and initiatives of current and potential competitors; the company’s ability to manage its expenses; the company’s ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company’s ability to sustain and grow its private student loan business; the company’s ability to manage its credit risk, market risk, liquidity risk, operational risk, legal and compliance risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company’s investment portfolio; restrictions on the company’s operations resulting from financing transactions; the company’s ability to increase or sustain Discover card usage or attract new customers; the company’s ability to attract new merchants and maintain relationships with current merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; fraudulent activities or material security breaches of key systems; the company’s ability to introduce new products or services; the company’s ability to sustain its investment in new technology and manage its relationships with third-party vendors; the company’s ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company’s ability to attract and retain employees; the company’s ability to protect its reputation and its intellectual property; difficulty obtaining regulatory approval for, financing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.  The company’s upcoming acquisition of the mortgage origination business of Tree.com, Inc. is subject to closing conditions including, among others, approvals of regulators and Tree.com, Inc. stockholders.  For additional information regarding the acquisition, see the company’s Current Report on Form 8-K filed with the SEC on May 12, 2011.

Additional factors that could cause the company’s results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business – Competition,” “Business – Supervision and Regulation” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended November 30, 2010 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Quarterly Report on Form 10-Q for the quarter ended February 28, 2011, which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov).

DISCOVER FINANCIAL SERVICES
(unaudited, in millions, except per share statistics)
	Quarter Ended
	May 31, 2011	Feb 28, 2011	May 31, 2010
EARNINGS SUMMARY
Interest Income	$1,573	$1,553	$1,552
Interest Expense	380	383	405
Net Interest Income	1,193	1,170	1,147

Discount/Interchange Revenue	489	468	443
Rewards	223	207	174
Discount and Interchange Revenue, net	266	261	269
Fee Products Revenue	105	108	101
Loan Fee Income	81	86	70
Transaction Processing Revenue	45	43	36
Other Income	47	65	37
Total Other Income	544	563	513

Revenue Net of Interest Expense	1,737	1,733	1,660

Provision for Loan Losses	176	418	724

Employee Compensation and Benefits	230	213	203
Marketing and Business Development	124	136	98
Information Processing & Communications	66	65	63
Professional Fees	105	90	78
Premises and Equipment	18	17	18
Other Expense	92	74	54
Total Other Expense	635	595	514

Income Before Income Taxes	926	720	422
Tax Expense	326	255	164
Net Income	$600	$465	$258

Net Income Allocated to Common Stockholders	$593	$459	$185

PER SHARE STATISTICS
Basic EPS	$1.09	$0.84	$0.34
Diluted EPS	$1.09	$0.84	$0.33
Common Stock Price (period end)	$23.84	$21.75	$13.45
Dividend per share	$0.06	$0.06	$0.02
Book Value per share	$13.79	$12.65	$11.10

SEGMENT- INCOME BEFORE INCOME TAXES
Direct Banking	$883	$677	$386
Payment Services	43	43	36
Total	$926	$720	$422

BALANCE SHEET SUMMARY
Total Assets	$63,438	$63,507	$62,154
Total Liabilities	$55,915	$56,608	$56,116
Total Equity	7,523	6,899	6,038
Total Liabilities and Stockholders' Equity	$63,438	$63,507	$62,154

TOTAL LOAN RECEIVABLES STATISTICS
Ending Loans 1, 2	$52,510	$51,663	$50,025
Average Loans 1, 2	$51,727	$51,488	$49,819

Interest Yield	11.93%	12.10%	12.25%
Net Principal Charge-off Rate	4.42%	5.42%	7.97%
Net Principal Charge-off Rate Excluding PCI Loans3	4.69%	5.64%	7.97%
Delinquency Rate (over 30 days) 3	2.68%	3.44%	4.52%
Delinquency Rate (over 90 days) 3	1.44%	1.88%	2.45%
Net Charge-off Dollars	$577	$689	$1,001
Loans Delinquent Over 30 Days 3	$1,329	$1,673	$2,264
Loans Delinquent Over 90 Days 3	$715	$915	$1,225

Allowance for Loan Loss (period end)	$2,632	$3,033	$3,931
Change in Loan Loss Reserves	($401)	($271)	($277)
Reserve Rate 4	5.01%	5.87%	7.86%
Reserve Rate Excluding PCI Loans 3, 4	5.31%	6.23%	7.86%

CREDIT CARD LOANS STATISTICS
Ending Loans	$44,961	$44,317	$45,328
Average Loans	$44,288	$45,443	$45,280

Interest Yield	12.57%	12.65%	12.93%
Net Principal Charge-off Rate	5.01%	5.96%	8.56%
Delinquency Rate (over 30 days)	2.79%	3.59%	4.85%
Delinquency Rate (over 90 days)	1.51%	1.99%	2.63%
Net Charge-off Dollars	$559	$668	$977
Loans Delinquent Over 30 Days	$1,256	$1,590	$2,196
Loans Delinquent Over 90 Days	$681	$882	$1,193

Allowance for Loan Loss (period end)	$2,519	$2,939	$3,826
Change in Loan Loss Reserves	($420)	($270)	($266)
Reserve Rate	5.60%	6.63%	8.44%

Total Discover Card Volume	$26,927	$25,759	$24,247
Discover Card Sales Volume	$24,844	$23,990	$22,859

NETWORK VOLUME
PULSE Network	$36,719	$34,380	$28,646
Third-Party Issuers	1,838	1,772	1,678
Diners Club International 5	7,380	6,998	6,708
Total Payment Services	45,937	43,150	37,032
Discover Network - Proprietary	25,684	24,784	23,632
Total	$71,621	$67,934	$60,664

1 Total Loans includes mortgages and other loans.

2 Purchased Credit Impaired ("PCI") loans were acquired in The Student Loan Corporation transaction on December 31, 2010. PCI loans are loans for which a deterioration in credit quality occurred between the origination date and the acquisition date.  These loans were initially recorded at fair value and accrete interest income over the estimated lives of the loans as long as cash flows are reasonably estimable, even if the loans are contractually past due. PCI loans are private student loans and are included in total loan receivables.

3 Excludes PCI loans (described above) that were acquired as part of The Student Loan Corporation transaction which are accounted for on a pooled basis.  Since a pool is accounted for as a single asset with a single composite interest rate and aggregate expectation of cash flows, the past-due status of a pool, or that of the individual loans within a pool, is not meaningful.  Because the company is recognizing interest income on a pool of loans, it is all considered to be performing.

4 The Reserve Rate includes federal student loans held for sale.

5 Volume is derived from data provided by licensees for Diners Club branded cards issued outside of North America and is subject to subsequent revision or amendment.

  Note:  A Glossary of Financial Terms is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K. This is available online at the SEC's website (http://www.sec.gov) and the company's website (http://investorrelations.discoverfinancial.com).